Exhibit 99.(s)

EX-FILING FEES

Calculation of Filing Fee Tables

Form N-2
(Form Type)

Eagle Point Income Company Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common shares of beneficial interest	457(o)		$	$20,000,000	.0000927	$1,854.00

				Total Offering Amount		$20,000,000		$1,854.00
				Total fee to Be Paid				$1,854.00
				Total Fees Previously Paid				$0.00
				Net Fee Due				$1,854.00

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.